Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

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Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

WRITER’S DIRECT DIAL NUMBER

(202) 274-2000

March 13, 2015

The Board of Directors

Provident Bancorp, Inc.

5 Market Street

Amesbury, Massachusetts 01913

Re:	Provident Bancorp, Inc.

Common Stock, No Par Value Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of the shares of common stock, no par value per share (“Common Stock”), of Provident Bancorp, Inc. (the “Company”). We have reviewed the Company’s Amended and Restated Articles of Organization, Stock Issuance Plan (the “Plan”) and Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts (which includes applicable provisions of the Massachusetts Business Corporations Law, the Massachusetts Constitution and reported judicial decisions interpreting the Massachusetts Business Corporations Law and the Massachusetts Constitution).

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ Luse Gorman, PC

Luse Gorman, PC